Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 2nd QUARTER

LOSS OF $0.02 PER DILUTED SHARE

Provides guidance for the third and fourth quarters of 2006

CITY of INDUSTRY, CA, August 16, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT), reported results for its second fiscal quarter (13 weeks) ended July 29, 2006.

The company incurred a net loss in the second quarter of $0.9 million, or $0.02 per diluted share, compared to net income of $0.9 million or $0.02 per diluted share for the comparable period last year. The second quarter 2006 results include approximately $0.02 per share of stock option expense. Net sales for the second quarter increased 5% to $160.3 million from $152.2 million for the second quarter of fiscal 2005.

As previously reported, comparable store sales decreased 5.5% for the quarter compared to a decrease of 3.5% during the second quarter of fiscal 2005.

At the end of the quarter, the company operated 682 Hot Topic stores and 127 Torrid stores compared to 628 Hot Topic stores and 100 Torrid stores at the end of the second quarter of fiscal 2005. During the second quarter of fiscal 2006, the company opened a total of 11 Hot Topic stores and 4 Torrid stores. The company also remodeled or relocated 8 Hot Topic stores during the quarter.

The company estimates that third quarter earnings will be in the range of $0.16 to $0.18 per diluted share based upon a mid-single digit comp store sales decline. For the fourth quarter, the company estimates earnings in the range of $0.44 to $0.48 per diluted share based upon flat comp sales.

A conference call to discuss second quarter, business trends, guidance and other matters is scheduled for today at 4:30 PM Eastern time. The conference call number is 866-202-4367, pass code “Hot Topic”, and will be accessible to all interested parties. The conference call will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 10660381, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of July 29, 2006 the company operated 682 Hot Topic stores in all 50 states and Puerto Rico, 127 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms.	Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended
	Jul. 29, 2006	Jul. 30, 2005
Net sales	$160,348	$152,234
Cost of goods sold, including buying, distribution and occupancy costs	109,514	104,612
Gross margin	50,834	47,622
Selling, general & administrative expenses	52,540	46,498
(Loss) Income from operations	(1,706)	1,124
Interest income-net	239	323
(Loss) Income before income taxes	(1,467)	1,447
(Benefit) Provision for income taxes	(562)	554
Net (loss) income	$(905)	$893
Net (loss) income per share
Basic	$(0.02)	$0.02
Diluted	$(0.02)	$0.02
Shares used in computing net (loss) income per share:
Basic	44,180	45,065
Diluted	44,180	46,246

	Six Months Ended
	Jul. 29, 2006	Jul. 30, 2005
Net sales	$314,389	$301,996
Cost of goods sold, including buying, distribution and occupancy costs	215,295	203,208
Gross margin	99,094	98,788
Selling, general & administrative expenses	103,485	89,899
(Loss) Income from operations	(4,391)	8,889
Interest income-net	642	660
(Loss) Income before income taxes	(3,749)	9,549
(Benefit) Provision for income taxes	(1,436)	3,657
Net (loss) income	(2,313)	$5,892
Net (loss) income per share
Basic	$(0.05)	$0.13
Diluted	$(0.05)	$0.13
Shares used in computing net (loss) income per share:
Basic	44,122	44,907
Diluted	44,122	46,207

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Jul. 29, 2006	Jul. 30, 2005
Current Assets:
Cash, cash equivalents and short-term investments	$19,883	$33,760
Inventory	106,227	94,524
Prepaid expenses and other	17,277	18,330
Deferred tax assets	2,487	2,541
Total current assets	145,874	149,155
Property and equipment, net	174,070	171,022
Deposits and other	249	247
Total assets	$320,193	$320,424
Current Liabilities:
Accounts payable and overdraft	$47,429	$44,138
Accrued liabilities	27,595	32,350
Income taxes payable	—	76
Total current liabilities	75,024	76,564
Deferred rent	41,224	35,664
Deferred tax liability	209	6,076
Total liabilities	116,457	118,304
Shareholders’ equity	203,736	202,120
Total liabilities and shareholders’ equity	$320,193	$320,424

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	Jul. 29, 2006	Jul. 30, 2005
Depreciation and amortization	$18,693	$14,587
Capital expenditures	$21,753	$49,421
Number of stores open at end of period:
Hot Topic	682	628
Torrid	127	100
Total store square footage	1,505,200	1,338,000